EXHIBIT 5.1

September 17, 2025

DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226

Re: Registration Statement on Form S-3
File No. 333-286383

Ladies and Gentlemen:

Reference is made to (i) the Registration Statement on Form S-3, File No. 333-286383 (the “Registration Statement”) filed by DTE Energy Company, a Michigan corporation (the “Company”), with the Securities and Exchange Commission (“Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other things, debt securities of the Company, and (ii) a Prospectus Supplement dated September 8, 2025 to the Prospectus dated April 4, 2025 (the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of up to $600,000,000 aggregate principal amount of 2025 Series H 6.25 % Junior Subordinated Debentures due 2085 (the “Debentures”). The Debentures will be issued under an Amended and Restated Indenture dated as of April 9, 2001, as amended, supplemented or modified from time to time, including as supplemented by a Supplemental Indenture dated as of September 15, 2025, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Indenture”) and sold pursuant to the Underwriting Agreement dated September 8, 2025 among the Company and BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

I, as Senior Vice President and Chief Legal Officer of the Company, in conjunction with an attorney or attorneys under my general supervision, have examined such certificates, instruments and documents (collectively, “Documents”) and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all Documents submitted to me as originals are authentic; and (iii) all Documents submitted to me as copies conform to the originals of such Documents. I have also assumed the legal capacity of all natural persons and, with respect to all parties to the Documents other than the Company, that such parties had the requisite power and authority to execute, deliver and perform such Documents, that such Documents have been duly authorized, executed and delivered by such parties and that such Documents are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials. My review has been limited to examining the Documents and applicable law.

Based upon the foregoing examination and review, it is my opinion that:

1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Michigan and has the corporate power and authority to issue the Debentures.

2. The issuance of Debentures has been duly authorized by all requisite action (corporate or otherwise) of the Company, and when the Debentures are executed and authenticated by the trustee in accordance with the Indenture and delivered against payment therefor as provided in the Underwriting Agreement, the Debentures will be validly issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and general equity principles, regardless of whether enforceability is considered in a proceeding at law or equity).

My opinions expressed above are limited to the laws of the States of Michigan and New York.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. I do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to my attention.

Very truly yours,

/s/Kathrine Lorenz

Kathrine Lorenz
Senior Vice President and Chief Legal Officer
DTE Energy Company